AMENDMENT OF PLAN AND AGREEMENT OF DISTRIBUTION
                            PURSUANT TO RULE 12b-1


      THIS Amendment of Plan and Agreement of Distribution Pursuant to Rule 12b-1 (this "Amendment") is entered into as of the 19th day of July, 1995, by and between INVESCO Tax-Free Income Funds, Inc., a Maryland corporation (hereinafter called the "Company"), and INVESCO Funds Group, Inc., a Delaware corporation ("INVESCO").

      WHEREAS, the Company and INVESCO have entered into a Plan and Agreement of Distribution Pursuant to Rule 12b-1, dated as of April 30, 1993 (the "Plan and Agreement"); and

      WHEREAS, the Plan and Agreement may be amended provided that all material amendments to the Plan and Agreement are approved by the vote of the board of directors of the Company, including a majority of the Disinterested Directors, case in person at a meeting called for the purpose of voting on such amendment and, provided further, that the Plan may not be amended to increase the amount to be spent by a Fund thereunder without approval of a majority of the outstanding voting securities of that Fund; and

      WHEREAS, the Company has determined to amend the Plan, and the Company and INVESCO have mutually determined to amend the Agreement, in the manner set forth in this Amendment, and such amendments were approved by the vote of the board of directors of the Company, including a majority of the Disinterested Directors, cast in person at a meeting held on July 19, 1995, called for the purpose of voting on such amendments; and

      WHEREAS, the Company has determined that the amendments to the Plan contained in this Amendment will not increase the amount to be spent by any Fund under the Plan, and therefore do not require the approval of a majority of the outstanding voting securities of any Fund;

      NOW, THEREFORE, the parties hereby agree as follows:

      1. All capitalized terms used in this Amendment, unless otherwise defined, shall have the meanings assigned to them in the Plan and Agreement.

      2. The Company hereby adopts the amendments to the Plan set forth below, and the Company and INVESCO hereby agree to the amendments to the Agreement set forth below.

      3. Section 2 of the Plan and Agreement is hereby amended to read as follows:

      Subject to the supervision of the board of directors, the Company hereby retains INVESCO to promote the distribution of shares of each of the Funds by providing services and engaging in activities beyond those specifically required by the Distribution Agreement between the Company and INVESCO and to provide related services. The activities and services to be provided by INVESCO hereunder shall include one or more of the following: (a) the payment of compensation (including trail commissions and incentive compensation) to securities dealers, financial institutions and other organizations, which may include INVESCO-affiliated companies, that render distribution and administrative services in connection with the distribution of shares of each of the Funds; (b) the printing and distribution of reports and prospectuses for the use of potential investors in each Fund; (C) the preparing and distributing of sales literature; (d) the providing of advertising and engaging in other promotional activities, including direct mail solicitation, and television, radio, newspaper and other media advertisements; and (e) the providing of such other services and activities as may from time to time be agreed upon by the Company. Such reports and prospectuses, sales literature, advertising and promotional activities and other services and activities may be prepared and/or conducted either by INVESCO's own staff, the staff of INVESCO-affiliated companies, or third parties.

      4. Section 4 of the Plan and Agreement is hereby amended to read as follows:

      Each Fund is hereby authorized to expend, out of its assets, on a monthly basis, and shall reimburse INVESCO to such extent, for INVESCO's actual direct expenditures incurred over a rolling twelve-month period (or the rolling twenty-four month period specified below) in engaging in the activities and providing the services specified in paragraph (2) above, an amount computed at an annual rate of.25 of 1% of the average daily net  assets  of  the  Fund during  the  month.  INVESCO  shall  not be entitled hereunder to reimbursement for overhead expenses (overhead expenses defined as customary overhead not including the costs of INVESCO's personnel whose primary responsibilities involve marketing of the INVESCO Funds). Payments by a Fund hereunder, for any month, may be made only with respect to: (a) expenditures incurred by INVESCO during the rolling twelve-month period in which that month falls, or (b) to the extent permitted by applicable law, for any month during the first twenty-four months following a Fund's commencement of operations, expenditures incurred by INVESCO during the rolling twenty-four month period in which that month falls, and any expenditures incurred in excess of the limitations described above are not reimbursable. No Fund shall be authorized to expend, for any month, a greater amount out of its assets to reimburse INVESCO for expenditures incurred during the rolling twenty-four month period referred to above than it would otherwise be authorized to expend out of its assets to reimburse INVESCO for expenditures incurred during the rolling twelve month period referred to above. No payments will be made by the Company hereunder after the date of termination of the Plan and Agreement.

      5. Except to the extent modified by this Amendment, the Plan and Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the day and year first above written.

                                    INVESCO Tax-Free Income Funds, Inc.



                                    By:   /s/ Dan J. Hesser
                                          -------------------------------------
                                          Dan J. Hesser, President

ATTEST:  /s/ Glen A. Payne
         -------------------------------
            Glen A. Payne, Secretary


                                    INVESCO Funds Group, Inc.



                                    By:   /s/ Ronald L. Grooms
                                          -------------------------------------
                                          Ronald L. Grooms,
                                          Senior Vice President

ATTEST:     /s/ Glen A. Payne
            -------------------------
            Glen A. Payne, Secretary